                                                                   EXHIBIT 99(a)


                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                      SECURITY LAND AND DEVELOPMENT COMPANY
                               LIMITED PARTNERSHIP

                                DECEMBER 31, 1999

            Security Land and Development Company Limited Partnership

                                TABLE OF CONTENTS


                                                                    PAGE


INDEPENDENT AUDITORS' REPORT                                           3


FINANCIAL STATEMENTS


            BALANCE SHEET                                              4


            STATEMENT OF OPERATIONS                                    5


            STATEMENT OF CHANGES IN PARTNERS' CAPITAL                  6


            STATEMENT OF CASH FLOWS                                    7


            NOTES TO FINANCIAL STATEMENTS                              8

                     [REZNICK FEDDER & SILVERMAN LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT


To the Partners
Security Land and Development Company Limited Partnership

            We have audited the accompanying balance sheet of Security Land and Development Company Limited Partnership as of December 31, 1999, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Land and Development Company Limited Partnership as of December 31, 1999, and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with generally accepted accounting principles.


        /s/ Reznick Fedder & Silverman


Bethesda, Maryland
January 31, 2000



            Security Land and Development Company Limited Partnership

                                  BALANCE SHEET

                                December 31, 1999


                                     ASSETS

Investment in real estate, net of accumulated depreciation                      $48,112,653

Cash and cash equivalents                                                           114,445

Restricted escrow                                                                 3,413,241

Tenant accounts receivable                                                        1,040,156

Prepaid expenses and other receivables                                              354,750

Accrued interest income                                                              12,818

Deferred charges, net of accumulated amortization of $2,134,165                     494,562
                                                                                -----------

      Total assets                                                              $53,542,625
                                                                                ===========

                           LIABILITIES AND PARTNERS' CAPITAL

Note payable, net of discount                                                   $29,818,288

Accounts payable and accrued expenses                                               262,172

Accrued interest payable                                                            302,456

Deferred rental income                                                            3,128,137
                                                                                -----------

                                                                                 33,511,053

Partners' capital                                                                20,031,572
                                                                                -----------

      Total liabilities and partners' capital                                   $53,542,625
                                                                                ===========





                       See notes to financial statements

            Security Land and Development Company Limited Partnership

                             STATEMENT OF OPERATIONS

                          Year ended December 31, 1999


REVENUE
  Rental income                                                   $13,177,297
  Interest income                                                     236,250
  Tenant reimbursements and other income                               67,334
                                                                  -----------

      Total revenue                                                13,480,881
                                                                  -----------

Administrative
  Management fees                                                     276,480
  Professional fees                                                    73,494
  Payroll expenses                                                    579,184
  Office expenses                                                      67,328
                                                                  -----------

                                                                      996,486
Operating
  Janitorial                                                        1,115,888
  Maintenance contracts                                               169,406
  Repairs and maintenance                                             233,465
  Maintenance supplies                                                222,516
                                                                  -----------

                                                                    1,741,275
Interest, taxes and insurance
  Interest                                                          2,766,096
  Real estate taxes                                                   601,560
  Insurance                                                            53,487
                                                                  -----------

                                                                    3,421,143
Depreciation and amortization
  Depreciation                                                      2,524,224
  Amortization                                                        312,268
                                                                  -----------

                                                                    2,836,492

      Total expenses                                                8,995,396
                                                                  -----------

      NET INCOME                                                  $ 4,485,485
                                                                  ===========








                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                          Year ended December 31, 1999



                                                                                                 Special
                                                        General             Limited              limited
                                      Total             partner             partner              partner
                                  ------------        -----------         -----------         ------------


Balance, beginning                $ 15,652,746        $ 1,196,562         $(1,343,751)        $ 15,799,935

Net income                           4,485,485            181,214              43,061            4,261,210

Distributions                         (106,660)            (4,309)             (1,024)            (101,327)
                                  ------------        -----------         -----------         ------------

Balance, end                      $ 20,031,571        $ 1,373,467         $(1,301,714)        $ 19,959,818
                                  ============        ===========         ===========         ============













                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                            STATEMENT OF CASH FLOWS

                          Year ended December 31, 1999



Cash flows from operating activities
  Net income                                                                       $ 4,485,485
  Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities
    Depreciation                                                                     2,524,224
    Amortization                                                                       312,268
    Deferred rental income                                                            (816,488)
    Amortization of debt discount                                                       94,800
    Increase in tenant accounts receivable                                              (8,682)
    Decrease in prepaid expenses and other receivables                                   6,873
    Increase in accrued interest income                                                   (136)
    Increase in accounts payable and accrued expenses - operating                       15,601
    Decrease in accrued interest payable                                               (62,384)
    Decrease in deferred interest income                                              (500,000)
                                                                                   -----------
       Net cash provided by (used in) operating activities                           6,051,561
                                                                                   -----------

Cash flows from investing activities
  Withdrawals from restricted escrow                                                   245,161
  Investment in real estate                                                           (129,805)
                                                                                   -----------
       Net cash provided by (used in) investing activities                             115,356
                                                                                   -----------

Cash flows from financing activities
  Payments on note payable                                                          (6,148,461)
  Distributions paid to partners                                                      (106,660)
                                                                                   -----------
       Net cash provided by (used in) financing activities                          (6,255,121)
                                                                                   -----------

       NET INCREASE (DECREASE) IN CASH                                                 (88,204)

Cash and cash equivalents, beginning                                                   202,649
                                                                                   -----------

Cash and cash equivalents, ending                                                  $   114,445
                                                                                   ===========

Cash paid during the year for interest                                             $ 2,733,680
                                                                                   ===========








                       See notes to financial statements

            Security Land and Development Company Limited Partnership

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1999


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Security Land and Development Company Limited Partnership (the "partnership") was formed under the laws of the State of Maryland. The partnership was organized to own and operate, for investment purposes, the project (the "project"), which consists of a building known as the Security West Building (the "building").

     The building is an approximately 717,000 square foot, two-phase office building, consisting of a two-story office building and a connected six-story office tower, located at 1500 Woodlawn Drive, Woodlawn, Maryland. The building was purchased by the partnership in 1986 and is located on land which is approximately 34.3 acres, also owned by the partnership. The building has been occupied by the United States Social Security Administration's Office of Disability and International Operations (the "tenant") for approximately 24 years under leases between the United States of America, acting by and through the General Services Administration ("GSA"). Effective November 1, 1994, the partnership and GSA entered into a nine-year lease (the "lease") for the building. The terms of the lease agreement call for substantial alterations to the building. The partnership has executed a contract in the original amount of approximately $24,000,000 to complete the alterations. The alterations were completed during the year ended December 31, 1998.

     The general partner of the partnership is 1500 Woodlawn Limited Partnership (the "general partner"), a Delaware limited partnership with an 80.8 percent general partner interest. Three limited partners ("limited partners"), own the remaining 19.2 percent limited partnership interest. The limited partners and the general partner are herein referred to as Class A partners.

     Regency Affiliates, Inc. (the "special limited partner") is a special limited partner with no stated voting interest in the partnership.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Profits, losses and cash available for distribution to partners as defined by the partnership agreement, as amended, are allocated as follows:

                                                        Before                   After
                                                       11/1/2003              10/31/2003
                                                       ---------              ----------

               General partner                              4.04%                  40.4%
               Special limited partner                     95.00                   50.0
               Limited partners                              .96                    9.6
                                                       ---------                -------

                                                          100.00%                 100.0%

     Notwithstanding these allocation percentages, the partnership has made arrangements so that to the extent that 95% of cash available for distribution is less than $100,000, funds which would otherwise be used to pay management fees to TCG Management (see note G) up to the $100,000 will be made available for distribution. For financial reporting purposes, income or loss is allocated among the partners based upon their stated interests in cash available for distribution.

     Taxable gains recognized upon sale, exchange or liquidation of the partnership are allocated: first, to bring negative capital accounts to zero; second, to bring the capital accounts of the Class A partners as a group equal to the capital account of the special limited partner; third, $1,000,000 to the Class A partners as a group; and then 50% to the Class A partners as a group and 50% to the special limited partner. Taxable losses recognized upon sale, exchange or liquidation of the partnership are generally allocated: first, to bring the capital account of the special limited partner to not less than zero and to bring the capital accounts of the Class A partners as a group to not less than a $1,000,000 deficit; second, in accordance with each partner's risk of loss, as called for by the partnership agreement; and third, in accordance with partnership interests.

     The terms of the partnership agreement call for the proceeds from liquidation, sale of any assets or refinancing to be used first in settlement of partnership liabilities and for the establishment of reserves (as deemed necessary by the general partner) and then to the partners in proportion to their positive capital account balances.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Real Estate
     -----------

     Real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes.

     Deferred Charges
     ----------------

     Deferred charges consist of permanent loan closing costs which are being amortized over the term of the related note payable using the effective interest method.

     Deferred Rental Income
     ----------------------

     Rents of $2,785,769 received upon signing the lease agreement are being amortized on a straight-line basis over the life of the lease. Rental income received for phases under construction was deferred until construction was complete and is being amortized over the remaining term of the lease.

     Deferred Interest Income
     ------------------------

     Interest earned on the project account in excess of the estimated cost of alterations was deferred because such funds, if not expended, must be paid to the tenant (see note D).

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Cash and Cash Equivalents
     -------------------------

     For purposes of the statement of cash flow, cash and cash equivalents include the partnership's operating money market accounts, excluding restricted escrow held by the escrow agent.

     Restricted Escrow
     -----------------

     The partnership has a portfolio of investments in money market accounts which are held in trust by State Street Bank and Trust Company (see note
     D).

     Income Taxes
     ------------

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

NOTE B - INVESTMENT IN REAL ESTATE

     Investment in real estate is carried at cost and consists of the following:

                                                            Estimated
                                                            useful life
                                                           -------------
               Land                                                 --               $ 2,151,154
               Building                                        40 years               28,436,133
               Improvements - building                         40 years               23,374,246
               Improvements - tenant                           7-9 years               7,455,934
               Improvements - land                             10 years                1,610,778
               Furniture and equipment                         7 years                   841,425
                                                                                     -----------
                                                                                      63,869,670

               Less accumulated depreciation                                          15,757,017
                                                                                     -----------

                                                                                     $48,112,653
                                                                                     ===========

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE B - INVESTMENT IN REAL ESTATE (Continued)

     For income tax reporting purposes, depreciation has been computed in accordance with the Internal Revenue Code, generally using shorter lives and accelerated methods.

NOTE C - NOTE PAYABLE

     The partnership has a note payable to State Street Bank and Trust Company, as Trustee (Trustee), dated November 17, 1994 and maturing in 2003. The note is in the principal amount of $56,450,000, and is effectively secured by substantially all the assets of the partnership and rights to future lease payments. In addition, the partnership has agreed to various covenants including those that require the partnership to conduct its affairs as a separate entity and prohibit it from selling all or substantially all of its assets; conducting business other than related to the project; conducting business other than arms' length; commingling assets with other entities; acting as creditor or pledging its assets for the benefit of another entity; and incurring certain types of indebtedness.

     The debt proceeds were obtained by the trustee through the sale of Certificates of Participation (COPs) representing interests in a trust established pursuant to a trust agreement between the partnership and the Trustee. The net proceeds received from the sale of the COPs were used to repay the then - existing debt of the partnership, to fund certain reserves, and to pay costs of issuance.

     The COPs were issued at a discount of $705,625, which is being amortized over the life of the note on the effective interest method. Unamortized discount at December 31, 1999 was $144,137. Amortized discount for the year ending December 31, 1999 was $94,800, and is included in interest expense on the accompanying statement of operations.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE C - NOTE PAYABLE (Continued)

     The note requires semiannual payments of principal and interest in accordance with the terms of the COPs. Those terms require payments of interest at a rate of 7.9% and two principal payments per year (May 15 and November 15) aggregating to:

                       2000                          $      6,643,763
                       2001                                 7,179,009
                       2002                                 7,757,350
                       2003                                 8,382,303
                                                     -------------------

                       Total                               29,962,425
                       Less: unamortized discount             144,137
                                                     -------------------

                       Total                         $     29,818,288
                                                     ===================

     Interest incurred during the year ended December 31, 1999 was $2,671,296 excluding discount amortization of $94,800.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE D - RESTRICTED ESCROW

     The partnership is required to set-up and maintain escrow accounts with State Street Bank and Trust Company as the escrow agent. Amounts on deposit are classified as restricted escrow in the accompanying balance sheet. The required accounts and funded balance at December 31, 1999 are as follows:

                                                         Description                                      Amount
                                              ----------------------------------------------------  ----------------

          Project account                     To be used for alterations                            $            -
          Note payment accounts               To repay Certificates of Participation                     1,055,414
          Liquidity account                   To be used for debt liquidity                                740,178
          Replacement reserve account         To be used for capital improvements                          542,560
          Tax account                         To pay real estate taxes                                     366,838
          Insurance account                   To pay insurance expense                                      91,328
          Operations account                  To pay operating expenses                                          -
          Partnership account                 To pay partnership expenses                                  339,762
          Supplemental retention account      To be used as additional funds to repay COPs                 276,633
          Lease payment account               To be used for collection of monthly rent payments               528
                                                                                                    -----------------

                                                                                                    $    3,413,241
                                                                                                    =================

     All of the restricted escrows are invested in money market funds.

     The amount remaining in the project account after the alterations were completed reverted back to the tenant and were applied against rental income.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE E - RENTAL OPERATIONS

     On November 17, 1994, the partnership and the tenant entered into a lease agreement for 100% of the building with a term of nine years expiring on October 31, 2003. The lease agreement provides for minimum annual lease payments of $12,154,632 payable monthly in arrears, plus provisions for escalations in the event of increased operating costs and real estate taxes.

     Future minimum rentals are as follows:

                               December 31, 2000          $  12,154,632
                                            2001             12,154,632
                                            2002             12,154,632
                                            2003             10,128,860
                                                    --------------------

                                                          $  46,592,756
                                                    ====================

     The partnership has received an opinion of Assistant General Council to the General Services Administration that lease payments are not subject to annual appropriation by the United States Congress and the obligations to make such payments are unconditional general obligations of the United States Government.

     The lease requires the partnership to maintain and repair the building and land in accordance with specific standards, to maintain certain insurance coverages and to use amounts in the project account plus interest accrued to make certain alterations (the "Alterations").

     The partnership assigned its right to receive payments under the lease with GSA to the escrow agent. Payments received or distributions made by the escrow agent and transfers between individual accounts are governed by an escrow agreement for the ultimate benefit of the partnership.

NOTE F - CONCENTRATION OF CREDIT RISK

     The partnership maintains a cash account insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 1999 the balance was $113,445. The uninsured balance at December 31, 1999 was $13,445.

            Security Land and Development Company Limited Partnership

                                December 31, 1999


NOTE G - RELATED PARTY TRANSACTIONS

     Janitorial Services
     -------------------

     The partnership entered into an agreement with Woodlawn Service Corporation, an affiliate of the general partner, to provide janitorial services for the building. The agreement provides for a fee for services provided and for a reimbursement for expenses incurred, not to exceed $1,905,770 per annum, from which Woodlawn Service Corporation is to provide the cost of materials, salaries and other costs of providing such services. The agreement extends to the year 2003 with options to renew annually thereafter. Total janitorial fees for the year ended December 31, 1999 were $1,115,888 and $114,811 remained unpaid at year end.

     Management Services
     -------------------

     The partnership entered into an agreement with TCG Management Corporation, an affiliate of the general partner, to provide management services. The original agreement provides for a fee of $269,700 per annum. The agreement is for a term of one year with automatic renewals through the year 2003. Total management fees for the year ended December 31, 1999 were $276,480 with $23,615 remaining unpaid at year end.

     Construction Management Services
     --------------------------------

     The partnership entered into an agreement with TCG Construction Corporation to provide construction management services relating to the building and tenant alterations. The agreement provides for a management construction fee of 10% of total costs incurred in connection with the alterations. In addition, TCG Construction shall receive 100% of any cost savings payments received by the partnership related to the alterations. The agreement is for a term of one year with automatic renewals through the year 2003. No fees were incurred for the year ended December 31, 1999.

     General Partner Administrative Fees
     -----------------------------------

     During the current year, the general partner was paid deferred and current administrative fees of $100,000 directly from a letter of credit issued by the general contractor.